UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2018

First Commonwealth Financial Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Philadelphia Street, Indiana, PA	15701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01. Entry into a Material Definitive Agreement.

On May 21, 2018, First Commonwealth Bank (the “Bank”), a Pennsylvania bank and trust company and a wholly owned subsidiary of First Commonwealth Financial Corporation (the “Company”), issued $50 million aggregate principal amount of 4.875% Fixed-to-Floating Rate Subordinated Notes due 2028 (the “10-Year Notes”), and $50 million aggregate principal amount of 5.50% Fixed-to-Floating Rate Subordinated Notes due 2033 (the “15-Year Notes,” and, together with the 10-Year Notes, collectively, the “Notes”). The Notes were issued pursuant to an Issuing and Paying Agency Agreement (the “Issuing and Paying Agency Agreement”), dated as of May 21, 2018, by and between the Bank and U.S. Bank National Association, as issuing and paying agent and note registrar.

The Notes were issued at a price equal to 100% of the principal amount, resulting in net proceeds to the Bank (after discounts and commissions and estimated offering expenses payable by the Bank) of approximately $98 million. The Bank intends to use the net proceeds from the offering for general corporate purposes, which may include working capital, funding potential acquisitions of commercial lending businesses and other strategic business opportunities. The Notes are intended to qualify as Tier 2 capital for bank regulatory purposes.

The 10-Year Notes will bear interest at a fixed rate per annum of 4.875%, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2018, through June 1, 2023. From and including June 1, 2023, the 10-Year Notes will bear interest at a floating rate per annum equal to three-month LIBOR plus 184.5 basis points, payable quarterly in arrears on March 1, June 1, September 1 and December 1of each year, through maturity or earlier redemption. The 10-Year Notes will mature on June 1, 2028, unless earlier redeemed in accordance with their terms.

The 15-Year Notes will bear interest at a fixed rate per annum of 5.500%, payable semi-annually in arrears on June 1 and December 1of each year, beginning on December 1, 2018, through June 1, 2028. From and including June 1, 2028, the 15-Year Notes will bear interest at a floating rate per annum equal to three-month LIBOR plus 237 basis points payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, through maturity or earlier redemption. The 15-Year Notes will mature on June 1, 2033, unless earlier redeemed in accordance with their terms.

The 10-Year Notes are redeemable by the Bank, in whole or in part, on June 1, 2023, and on each interest payment date thereafter. The 15-Year Notes are redeemable by the Bank, in whole or in part, on June 1, 2028, and on each interest payment date thereafter. The Notes are also redeemable by the Bank, in whole but not in part, at any time upon certain specified events. Any redemption will be at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, and will be subject to, and require, prior regulatory approval. The Notes are not subject to early repayment at the option of holders thereof.

The Notes are unsecured, subordinated obligations of the Bank and rank junior in right of payment to all of the Bank’s existing and future senior indebtedness, whether secured or unsecured, including claims of depositors and general creditors. The Notes may be accelerated upon an event of default, which will only occur if the Bank is subject to any receivership, conservatorship, insolvency, liquidation or similar proceeding. The Notes are not savings accounts or deposits of any bank and are not insured by the Federal Deposit Insurance Corporation, and are not guaranteed by the Company or any of the Bank’s subsidiaries or affiliates.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and were offered and sold in reliance upon an exemption under Section 3(a)(2) of the Securities Act. The Notes were offered and sold only to institutional “accredited investors” within the meaning of Rule 501(a) of the Securities Act.

The foregoing description of the Notes and the Issuing and Paying Agency Agreement is a summary and does not purport to be complete and is qualified in its entirety by reference to the forms of Note and the Issuing and Paying Agency Agreement, each filed respectively as Exhibits 4.1, 4.2 and 4.3 hereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

4.1	Form of 10-Year Note.

4.2	Form of 15-Year Note.

4.3	Issuing and Paying Agency Agreement, dated May 21, 2018, between the Bank and U.S. Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 23, 2018

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ James R. Reske
Name:	James R. Reske
Title:	Executive Vice President, Chief Financial Officer and Treasurer